As filed with the Securities and Exchange Commission on November 12 , 2020 Registration No. 333-249873

PROSPECTUS

1,047,942 Shares

Socket Mobile, Inc.

Common Stock

____________________

This prospectus relates to 1,047,942 shares of our Common Stock which may be sold from time to time by certain stockholders set forth in the “Selling Stockholders” section of this prospectus. The shares offered by this prospectus represent shares issuable upon conversion of subordinated convertible notes to the selling stockholders or their transferees.

The prices at which the selling stockholders or their transferees may sell the shares may be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares offered by this prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “SCKT.” On November 12, 2020, the last reported sale price for our Common Stock on the Nasdaq Capital Market was $2.33 per share.

Investment in the securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prosptectus and “Item 1A. Risk Factors” of our most recent report on Form 10-K or 10-Q that is incorporated by reference into this prospectus.

____________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 12, 2020.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

The Company

We are a leading innovator of data capture and delivery solutions for enhanced productivity in workforce mobilization. Our products are incorporated into mobile applications used in point of sale (POS), commercial services (field workers), asset tracking, manufacturing process and quality control, transportation and logistics (goods tracking and movement), event management (ticketing, entry, access control, and identification), medical and education. Our primary products are cordless data capture devices incorporating barcode scanning or RFID/Near Field Communications (NFC) technologies that connect over Bluetooth. All products work with applications running on smartphones, mobile computers and tablets using operating systems from Apple® (iOS), Google™ (Android™) and Microsoft® (Windows®). We offer an easy-to-use software developer kit (Capture SDK) to application developers, which enables them to provide their users with our advanced barcode scanning and RFID/NFC features. Our products are integrated in their application solutions and are marketed by the application developers or the resellers of their applications. The number of our registered developers for data capture applications continues to grow.

Standard companion cordless barcode scanners. Our SocketScan® 700 Series include 1D linear imaging (S700), 1D laser (S730) and 2D (S740) barcode scanners, available in five vivid colors: blue, green, red, white and yellow. S740 reads all common 1D, stacked, 2D and postal codes.

Durable companion cordless barcode scanners. Our DuraScan® 700 Series Linear Barcode Scanner (D700), Laser Barcode Scanner (D730) and Universal Barcode Scanner (D740, D750, D760), are designed to be durable barcode scanners with IP54-rated outer casing to withstand tougher environments. Universal Barcode Scanners (D740, D750, D760) read all common 1D, stacked, 2D and postal codes. D740 is priced competitively with a 1D barcode scanner, making D740 the affordable 2D option available in the market. D760 includes MRZ (machine-readable zone) support, making it capable of scanning passports, visas and other travel documents. In July, we announced a new medical-grade, universal scanner, the D755, which was designed and built for healthcare environments.

DuraSled and attachable cordless barcode scanners. Our SocketScan 800 Series cordless barcode scanners, 1D linear imaging (S800) and 2D (S840, S860) are attachable to smartphones, tablets and other mobile devices with an easily detachable clip or DuraCase, creating a one-handed solution. DuraCase models support iPhone 6/7/8, iPhone 6/7/8 Plus, iPod touch, Samsung J3/J5 and Samsung S7. New DuraCase models are introduced from time to time as new mobile phones are released. S860 includes MRZ (machine-readable zone) support, making it capable of scanning passports, visas and other travel documents in addition to barcodes. SocketScan 800 Series scanners may be used stand-alone as well.

1

In 2019, we expanded our product line with a new family of products: DuraSled for the iPhone models 6, 7, 8, X and 11. The DuraSled combines the iPhone with a scanner to make a single-handed solution. The DuraSled both protects the phones from impact damage and provides a robust charging solution for all environments.  The DuraSled is easy-to-use and ideal for delivery services, stock counting, ticketing and other application-driven, mobile solutions.  In July 2020, we announced DuraSled compatibility with the Samsung XCover Pro.  There are two versions of the XCover Pro DuraSled: the DS800 XCover Pro for 1D barcode scanning and the DS840 XCover Pro for 1D and 2D barcode scanning, respectively.

Contactless RFID/NFC reader writer.  Our contactless product line includes the D600 Contactless Reader/Writer and the S550 Contactless Membership Card Reader/Writer. The D600, an ergonomically handheld model with IP54-rated outer casing, can read and write many different types of electronic SmartTags or transfer data with near field communication. The S550 enables us to expand our business into the emerging market for tap-and-go solutions that have traditionally been limited to payment solutions, such as Apple Pay, but can now be used for ticketing, access and identification applications. S550 is currently available for the developers.

Software Developer Kit (Capture SDK). Our Software Developer Kit (Capture SDK) supports all our data capture devices with a single integration, making it easier for a developer to integrate our data capture capabilities into their application. With the installation of our data capture software, the developers’ customers can choose any of our products that work best for them. Our Capture SDK enables the developer to modify captured data, control the placement of the barcoded or RFID data in their application, and control the feedback to the user that the transaction and transmission was successfully completed. Our Capture SDK also supports the built-in camera in a customer’s smartphone or tablet to be used for occasional or lower volume data collection requirements. The Capture SDK uses tools integrated with software building environments such as CocoaPods, Maven and NuGet, adds support for high level frameworks such as Xamarin, Cordova and Java, and adds other features to make it easier for developers to integrate our data capture software into their applications.

We design our own products and are responsible for all associated test equipment. We use third party contract manufacturers to make many components. We perform final product assembly, test and packaging at, and distribute our products from, our Newark, California facility. We offer our products worldwide through two-tier distribution enabling customers to purchase from large numbers of on-line resellers around the world including application developers who resell their own solutions along with our data capture products. We believe growth in mobile applications and the mobile workforce are resulting from technical advances in mobile technologies, cost reductions in mobile devices and the growing adoption by businesses of mobile applications for smartphones and tablets, building a growing demand for our products. Our data capture products address the need for speed and accuracy by today’s mobile workers and by the systems supporting those workers, thereby enhancing their productivity and allowing them to exploit time sensitive opportunities and improve customer satisfaction.

2

Corporate Information

We were founded in March 1992 as Socket Communications, Inc. and reincorporated in Delaware in 1995 prior to our initial public offering in June 1995. We have financed our operations since inception primarily from the sale of equity capital or convertible debt and a receivables-based revolving line of credit with our bank. We began doing business as Socket Mobile, Inc. in January 2007 to better reflect our market focus on the mobile business market and changed our legal name to Socket Mobile, Inc. in April 2008. Our common stock trades on the Nasdaq Capital Market under the symbol “SCKT”. Our principal executive office is located at 39700 Eureka Drive, Newark, CA 94560, and our phone number is (510) 933-3000. Our Internet home page is located at http://www.socketmobile.com; however, the information on, or that can be accessed through, our home page is not part of this registration statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to such reports are available free of charge on or through our Internet home page as soon as reasonably practical after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Subordinated Convertible Notes

On August 31, 2020, we completed a secured subordinated convertible note financing of $1,530,000.

The secured subordinated convertible notes (the “Notes”) have a three-year term and will mature on August 30, 2023. The interest rate on the Notes is 10% per year, payable quarterly in cash. The holder of each Note may require us to repay the principal amount of the Note at any time after August 31, 2021.

The Notes are secured by our assets and are subordinated to our debts with Western Alliance Bank, our senior lender. The principal amount of each Note is convertible at any time, at the option of the holder, into shares of our Common Stock at a conversion price of $1.46 per share. Failure to pay the principal amount or any interest (with 5 days delinquency) when due are events of default under the Notes.

We issued the Notes in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), as amended, and Rule 506 of Regulation D promulgated thereunder. As of the filing date for this registration statement, no Notes have been converted into Common Stock by the holders. We are now registering for resale under this prospectus the maximum number of shares of Common Stock currently issuable to the investors upon conversion of the Notes through the Note maturity date of August 30, 2023, plus an indeterminate number of additional shares of common stock as may from time to time be issued or issuable with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

3

The Offering

Common Stock offered by selling stockholders	1,047,942 shares of our Common Stock issuable upon conversion of the Notes.
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.
Nasdaq Capital Market symbol	SCKT

4

 RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed in our annual and quarterly reports filed with the Securities and Exchange Commission, all of which are incorporated herein by reference, before deciding to purchase shares of our Common Stock, including the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our most recent Quarterly Reports on Form 10-Q filed subsequent to such Form 10-K, as may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations.

5

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference into it. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. The selling stockholders listed in this prospectus are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including any statements under “Prospectus Summary” and elsewhere in or incorporated into this prospectus regarding our strategy, future operations, financial position, results of operations, cash flows, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, ultimately we may not achieve such plans, intentions or expectations.

We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. Such factors include, among others, the following: our ability to raise sufficient capital to fund our operations; our ability to achieve profitability; developments in the market for our products, including the market for smartphones, mobile computers, and tablets using the operating systems from Apple, Google and Microsoft; developments in our relationships with our strategic partners; and world economic and financial conditions. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares sold under this prospectus. The conversion of the Notes will relieve the Company of up to $1,530,000 in obligations that would otherwise be paid to note holders in cash (a maximum of 1,047,942 shares of Common Stock at the conversion price of $1.46 per share). All proceeds from the sale of the shares will be for the account of the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

6

SELLING STOCKHOLDERS

The shares of Common Stock covered by this prospectus consist of shares issuable upon the conversion of the principal of the Notes into Common Stock. The Notes may be converted by their holders into Common Stock at any time. The registration statement of which this prospectus is a part has been filed in accordance with the terms of the Notes. The table below sets forth, to our knowledge, information about the holders of the Notes as of October 30, 2020, who may become selling stockholders hereunder.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. For purposes of the table below, however, we have assumed that the selling stockholders will sell all shares issuable upon conversion of the Notes, such that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders.

In the table below, beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to shares of our Common Stock. Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The number of shares of Common Stock beneficially owned prior to the offering shown in the table for each selling stockholder includes (i) all shares held by the selling stockholder prior to the issue of the Notes, plus (ii) all shares issuable upon conversion of the Notes being offered pursuant to the prospectus.

Under the terms of the Notes, a selling stockholder may not convert their Note into shares of our Common Stock to the extent such conversion would result in the aggregate number of shares issued upon conversion of the Notes exceeding the number we may issue without breaching our obligations under the rules or regulations of the Nasdaq Capital Market, except that this limitation will not apply in the event that we: (i) obtain the approval of our stockholders, as required by the applicable rules of the Nasdaq Capital Market, for issuances of shares upon conversion of the Notes in excess of such amount, or (ii) obtain a written opinion from outside counsel to us that such approval is not required, which opinion is reasonably satisfactory to the applicable selling stockholder. The number of shares in the second column in the table below does not reflect this limitation, but rather assumes that the selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the persons listed in the table below, as well as any pledgees, donees, assignees, transferees, successors and others who may later hold any of the selling stockholders’ interests, and when we refer to the shares of our Common Stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the shares of our Common Stock issuable upon the conversion of Notes, collectively, unless otherwise indicated.

7

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of Common Stock since the date as of which the information in the table below is presented. Information about the selling stockholders may change over time.

	Shares Beneficially	Shares Being	Shares Beneficially Owned
	Owned Prior to	Registered for	After Offering
Name	Offering	Resale	Number	Percent (1)
Charlie Bass (2)	1,989,416	684,931	1,304,485	20.8%
Kevin Mills (3)	424,516	119,863	304,653	4.9%
Lee Baillif (4)	198,012	34,246	163,766	2.6%
Flora Chu (5)	93,702	68,493	25,209	*
Enrico Mills (6)	170,186	68,493	101,693	1.7%
Erik Fidel (7)	161,746	34,246	127,500	2.1%
Michael Abromowitz (8)	20,547	20,547	0	*
Lynn Zhao (9)	84,342	17,123	67,219	1.1%

*	Less than 1%.
(1)	Based upon 6,080,318 shares of Common Stock outstanding as of the close of business on October 30, 2020 and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(2)	Consists of 1,098,151 shares of Common Stock held by The Bass Trust U/D/T April 29, 1988 (“The Bass Trust”), 206,334 shares of Common Stock issuable upon exercise of stock options held by Charlie Bass that are exercisable within 60 days of October 30, 2020, and 684,931 shares issuable upon conversion of Notes held by The Bass Trust. The Bass Trust is a family trust, of which Mr. Bass is the trustee. Mr. Bass has voting control and beneficial ownership of all shares and all Notes held by The Bass Trust. Mr. Bass has served as Chairman of our Board of Directors since March 1992.
(3)	Consists of 103,891 shares of Common Stock, 200,762 shares of Common Stock issuable upon exercise of stock options held by Mr. Mills that are exercisable within 60 days of October 30, 2020, and 119,863 shares issuable upon conversion of Notes held by Millennium Trust Company, LLC. Millennium Trust Company, LLC is the custodian of an individual retirement account for the benefit of Mr. Mills. Mr. Mills has voting control and beneficial ownership of this account. Mr. Mills has served as our President and Chief Executive Officer since March 2000.
(4)	Consists of 29,937 shares of Common Stock, 133,829 shares of Common Stock issuable upon exercise of stock options held by Mr. Baillif that are exercisable within 60 days of October 30, 2020, and 34,246 shares issuable upon conversion of Notes held by Mr. Baillif. Mr. Baillif has served as our Vice President Customer Experience and Quality Systems since January 2019 and previously served as our Vice President of Operations from January 2015 to January 2019.
(5)	Consists of 10,000 shares of Common Stock, 15,209 shares of Common Stock issuable upon exercise of stock options held by Ms. Chu that are exercisable within 60 days of October 30, 2020, and 68,493 shares issuable upon conversion of Notes held by The Rissman Chu Trust. Ms. Chu is a trustee of The Rissman Chu Trust. Ms. Chu has voting control and beneficial ownership of The Rissman Chu Trust. Ms. Chu has served as our general counsel since March 25, 2015.
(6)	Consists of 101,693 shares of Common Stock and 68,493 shares issuable upon conversion of Notes held by Mr. Mills. Enrico Mills is the son of Kevin Mills, our Chief Executive Officer and previously served as a Software Engineer with the Company from September 2014 to November 2019.

(7)	Consists of 127,500 shares of Common Stock and 34,246 shares issuable upon conversion of Notes held by Mr. Fidel. Mr. Fidel was nominated and elected as a director in May 2013. He has been an observer of the Board of Directors since the end of his term in 2014.
(8)	Consists of 20,547 shares issuable upon conversion of Notes held by Mr. Abromowitz.
(9)	Consists of 67,219 shares of Common Stock issuable upon exercise of stock options held by Ms. Zhao that are exercisable within 60 days of October 30, 2020, and 17,123 shares issuable upon conversion of Notes held by Ms. Zhao. Ms. Zhao has served as our Chief Financial Officer, Vice President of Finance and Administration and Secretary since May 2019, and previously served as our Vice President and Controller from September 2017 to May 2019.

8

PLAN OF DISTRIBUTION

We are registering for resale on behalf of the selling stockholders shares of our Common Stock that may be issued upon conversion of principal of the Notes. These shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	transactions on the Nasdaq Capital Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Stock may be listed or quoted at the time of sale;
•	privately negotiated transactions and transactions other than on these exchanges or systems;
•	sale in the over-the-counter market;
•	one or more block transactions, including transactions in which a broker-dealer attempts to sell the shares as agent, but may also position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;
•	ordinary brokerage transactions or transactions in which a broker solicits purchasers;
•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;
•	sales by broker-dealers of shares that are loaned or pledged to such broker-dealers;
•	“at the market” offerings to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	in accordance with pledges to secure or in payment of debt and other obligations, including pledges to brokers or dealers who may from time to time effect distributions of our Common Stock and, in the case of any collateral call or default on such loan or obligation, sales of shares by such pledgees or secured parties;
•	in connection with short sales of our Common Stock and delivery of shares to close out short positions;
•	through distribution by a selling stockholder or its successor in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);
9

•	exchange distributions and/or secondary distributions;
•	through the writing of options, whether the options are listed on an options exchange or otherwise;
•	in connection with the writing of non-traded or exchange-traded call options, in hedge transactions or in settlement of other transactions in standardized or over-the-counter options;
•	distributions to creditors of the selling stockholder; or
•	through a combination of the foregoing or any other available means allowable under applicable law.

The selling stockholders and their successors, including their own transferees, pledgees or donees or their successors, may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. Discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the offering and sale of the securities covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock is incorporated by reference to our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 11, 1995, as amended by our Registration Statement on Form 8-A/A filed with the Commission on June 15, 1995, including any subsequently filed amendments and reports updating such description.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the validity of the securities offered hereby.

EXPERTS

Sadler, Gibb & Associates, LLC, independent registered public accounting firm, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Sadler, Gibb & Associates, LLC’s report and upon the authority of such firm as experts in accounting and auditing.

10

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed by us with the Commission are not necessarily complete. You should refer to the copies of those documents for a more complete understanding of the matters involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You can also find these documents through our own web site which is located at http://www.socketmobile.com. Information included on our web site is not a part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the Commission. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. In this instance, we are incorporating by reference the documents and information listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of the offering covered by this prospectus:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 26, 2020 (“Form 10-K”).
(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 15, 2020.
(3)	Our Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2020 filed with the Commission on August 12, 2020.
(4)	The portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into the Form 10-K.
(5)	Our current reports on Form 8-K filed with the Commission on January 14, 2020, February 12, 2020, April 21, 2020, April 29, 2020, May 28, 2020, July 30, 2020, September 1, 2020, October 6, 2020 and October 22, 2020 (except to the extent information contained in any of the Forms 8-K is furnished and not filed).
11

(6)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on April 11, 1995, as amended by our Registration Statement on Form 8-A/A filed with the Commission on June 15, 1995, including any subsequently filed amendments and reports updating such description.

For the purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of the information that has been incorporated by reference into this prospectus at no cost upon an oral or written request to:

Socket Mobile, Inc.

39700 Eureka Drive

Newark, CA 94560

Attention: Lynn Zhao

Phone: (510) 933-3016

12

 1,047,942 Shares

SOCKET MOBILE, INC.

____________________

COMMON STOCK
____________________

 PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

November 12, 2020